Exhibit 99.1

NEWS RELEASE

Contact:	Jeanie Herbert	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces Second Quarter 2004
Net Earnings Growth of 11.7% on Sales Growth of 8.3%

Quarterly dividend increased 18% to $0.13 per share

FULLERTON, California, July 26, 2004 - Beckman Coulter, Inc. (NYSE:BEC) announced today second quarter ended June 30, 2004 results.

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003	% Chg	2004	2003	% Chg
Reported Results
(Amounts in millions, except per share)
Sales	$597.3	$551.8	8.3%	$1,134.1	$1,019.1	11.3%
Net Earnings	$58.3	$52.2	11.7%	$93.9	$96.8	(3.0)%*
Earnings Per Diluted Share	$0.88	$0.82	7.3%	$1.42	$1.52	(6.6)%*

Comparable Results *
(Amounts in millions, except per share)
Sales	$597.3	$548.8	8.8%	$1,134.1	$1,013.2	11.9%
Constant Currency			5.5%			8.0%
Net Earnings	$58.0	$52.2	11.1%	$93.6	$80.9	15.7%
Earnings Per Diluted Share	$0.88	$0.82	7.3%	$1.42	$1.27	11.8%

*See following “Non-GAAP Disclosures” where the impacts of certain items on Reported Results are discussed, including the Coulter escrow settlement, the restructure charge and the impact of these items on first quarter 2003.

Second Quarter 2004 Discussion

Sales in the second quarter increased 8.3% over prior year quarter.  The Clinical Diagnostics Division had a strong performance, posting sales growth of 10%, led by immunodiagnostics.  The success of the new UniCel DxI™ 800 immunoassay system drove sales growth in immunodiagnostics up 19%, with sales of immunoassay products up nearly 30%.  The Biomedical Research Division sales were up 4%, as the company continues to launch new products into a recovering research market.  Specialty testing had the best performance in Biomedical Research, with revenues growing 8%, driven by continuing gains in cellular analysis.

Geographically, on a constant currency basis, European sales increased nearly 5% with weaker results in Germany tempering otherwise strong performance.  Sales in Asia were flat, with a decline in Japan offsetting otherwise strong results in the rest of the Far East.  Sales in the Americas increased 6%, led by solid performance in the Clinical Diagnostics Division.

Gross profit margin was up slightly from prior year at 48% of sales benefited by currency and systems-to-aftermarket sales mix.  However, this benefit was partially offset by an unfavorable geographic sales mix and an accelerated build-up of the service and support infrastructure in clinical diagnostics to accommodate the rapidly growing immunoassay and lab automation installed base.  Operating income grew 16.3% to $94.4 million.

Non-operating expense in the second quarter of 2004 was $13.4 million, an increase of $3.7 million over prior year quarter due primarily to higher currency-related expenses.  The tax rate was 28% versus 27% in the prior year.  Net earnings grew 11.7%, but higher diluted share count limited diluted earnings per share growth to 7.3%, or $0.88.

In the second quarter of 2004, the company contributed $40 million to the U.S. pension plan and repurchased approximately 820,000 shares of common stock at an average cost of $57.87.

The following business developments and product announcements were significant in the second quarter:

Business Developments:

•                  Signed agreement with Althea Technologies, Inc. for gene expression technology that will be incorporated into the company’s GenomeLab™ suite of products.

•                  Signed three-year contract with Premier, Inc. to supply approximately $130 million in diagnostic systems, supplies and services.

•                  Moody’s Investors Service confirmed its Baa3 ratings of the company’s debt and revised its outlook on the ratings from stable to positive.

Product Announcements:

•                  Shipped the FC 500 CXP Flow Cytometry system used in clinical diagnostics laboratories, primarily for monitoring immunodeficiency diseases such as HIV.

•                  Launched new iTopia™ Epitope Discovery system for use in vaccine research and development.

•                  Shipped the Immage® 800 serum protein analyzer for use in clinical diagnostics laboratories.

•                  Released the ProteomeLab™ A2™ MicroArray system, a medium-density testing array platform for therapeutic development and evaluation of biomarkers for disease diagnosis.

First Half Discussion

Total sales for the first half of 2004 grew 11.3%.  Clinical Diagnostics Division sales growth was over 13%, with strong sales in all three product areas due to a relatively healthy market for laboratory equipment in hospitals and Beckman Coulter’s broad product offering of systems to simplify and automate patient testing.

In the Biomedical Research Division, sales growth for the first half was nearly 7%.  There is uneven government funding for medical research around the globe and a slow ramp up in R&D instrumentation purchases by pharmaceutical and biotechnology firms.  Beckman Coulter’s new products are targeted at the faster growing segments of the market throughout the world, such as genomic, proteomic and cell-based research.

Reported net earnings growth for the first half of 2004 was affected by a prior year first quarter 2003 non-taxable net credit of $27.7 million from the settlement of an escrow account recovery and a pretax restructuring charge of $18.5 million.  The net of these two unusual items, after tax, positively affected 2003 first half net earnings by $15.9 million.  On a comparable basis, first half 2004 net earnings grew 15.7% to $93.6 million and earnings per diluted share grew 11.8% to $1.42.

John P. Wareham, chairman and chief executive officer, said, “As we previously stated, first quarter sales growth was unseasonably high, and the second quarter growth rate would be slightly lower.  In total, the first half was up as expected over prior year giving us confidence for the remainder of 2004.  On the strength of our results, we more fully funded our investments in the clinical diagnostics service, selling and marketing infrastructure to support our new product rollouts.”

2004 Outlook

According to Wareham, “Our focus on gaining share in the high-volume immunoassay market is delivering exceptional sales growth within the Clinical Diagnostics Division, while new product rollouts are stimulating growth in the Biomedical Research Division.  In the third quarter, we expect sales to be up 8 to 11%, including about a 2% currency effect.  Clinical Diagnostics sales growth should be in the 10 to 13% range, while Biomedical Research sales should grow in the 4 to 6% range.  Net earnings should increase in the high teens and diluted earnings per share should be in the $0.69 to $0.74 range.

“Within clinical diagnostics, sales growth should continue to benefit from placements of new immunoassay systems, along with strong sales in routine chemistry, driven by laboratory automation.

“In biomedical research, we remain cautiously optimistic about the recovery of spending in the pharmaceutical and biotechnology research and development markets.  Our new products for biomedical research, including the Biomek® NX and 3000 robotic systems, GenomeLab™ SNPStream® genotyping system and the ProteomeLab™ A2™ MicroArray system, should aid sales growth in the second half.”

Concluded Wareham, “Assuming that currency rates stay at their present levels, we expect our total year sales to increase 9 to 10%, including currency.  Clinical Diagnostic Division sales should grow 10 to 13% and Biomedical Research Division sales should grow 4 to 6%.  Operating profit margin should improve by up to 80 basis points over prior year, primarily due to the weaker dollar.  Non-operating expenses should increase by $5 million to $10 million over prior year due to currency-related expenses.  Net earnings should grow in the 13 to 15% range with diluted earnings per share growth in the range of 11 to 13%, before prior year unusual items that impact comparisons.”

Quarterly Dividend Increase

The company’s Board of Directors declared a quarterly cash dividend of $0.13 per share, an 18% or $0.02 per share increase, payable on September 2, 2004 to stockholders of record on August 13, 2004.  This dividend represents the 61st consecutive quarterly dividend payout and the 13th consecutive year of increase in quarterly dividends since the company’s relisting on the New York Stock Exchange in 1988.  This dividend increase reflects the Board’s intention to return the annual dividend payout ratio to the 15 to 20% range.

Investor Conference Call

As previously announced, there will be a conference call today, Monday, July 26, 2004 at 9:30 am ET to discuss the second quarter ended June 30, 2004 results.  The call will also be webcast live.  The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com.  When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s New”.  The webcast will be archived on both websites for future on-demand replay through Friday, August 13, 2004.

This press release contains forward-looking statements regarding the company’s outlook for 2004, including expectations for developments in the clinical diagnostics and biomedical research markets, sales, net earnings, earnings per diluted share growth, non-operating expenses, dividend increases and operating income and profit margin. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties.  Actual results could differ from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control.  Among other things, these factors include the effects of cost containment initiatives by both government and industry, the availability of capital to clinical diagnostics and biomedical research customers, the timing and extent of the recovery in the biomedical research market, and the availability of government funding for biomedical research, bioterrorism and forensics and food safety applications.  Other factors include the actual timing of product introductions, our ability to develop products based on new technologies, changes in tax laws both in the United States and other countries, the impact of global economic and political conditions, consolidation among customers, introduction of competitive systems and products, and potential cost, interest rate and currency fluctuations, and currency hedging costs.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes.  Spanning the biomedical testing continuum – from systems biology and clinical research to laboratory diagnostics and point-of-care testing – Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world.  The company, based in Fullerton, Calif., reported 2003 annual sales of $2.2 billion with 64 percent of this amount generated by recurring revenue from supplies, test kits and services.  For more information, visit www.beckmancoulter.com.

BECKMAN COULTER, INC.

SECOND QUARTER REPORT

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in million, except amounts per share)

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Sales	$597.3	$551.8	$1,134.1	$1,019.1

Cost of sales	310.4	287.9	592.9	538.6

Gross profit	286.9	263.9	541.2	480.5

Operating costs and expenses:
Selling, general and administrative	146.3	135.3	284.8	255.3
Research and development	46.6	47.4	94.7	92.9
Restructure charge (credit)	(0.4)	—	(0.4)	18.5
Litigation settlement and related expenses	—	—	—	(26.9)
Total operating cost and expenses	192.5	182.7	379.1	339.8

Operating income	94.4	81.2	162.1	140.7

Non-operating (income) and expense:
Interest income	(3.1)	(2.3)	(5.9)	(4.3)
Interest expense	7.3	9.6	16.6	21.0
Other, net	9.2	2.4	21.0	4.8
Total non-operating expenses	13.4	9.7	31.7	21.5

Earnings before income taxes	81.0	71.5	130.4	119.2
Income taxes	22.7	19.3	36.5	22.4

Net earnings	$58.3	$52.2	$93.9	$96.8

Basic earnings per share	$0.95	$0.86	$1.52	$1.59
Weighted average number of basic shares outstanding (in thousands)	61,683	60,724	61,875	60,877

Diluted earnings per share	$0.88	$0.82	$1.42	$1.52

Weighted average number of basic and dilutive shares outstanding (in thousands)	65,922	63,919	65,985	63,704

Dividends declared per share	$0.110	$0.090	$0.220	$0.180

BECKMAN COULTER, INC.

SECOND QUARTER REPORT

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in millions, except amounts per share)

	June 30, 2004	December 31, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$31.7	$74.6
Trade and other receivables, net	562.1	580.0
Inventories	443.1	389.0
Deferred income taxes	43.7	52.6
Other current assets	50.2	36.4
Total current assets	1,130.8	1,132.6

Property, plant and equipment, net	409.3	398.9
Goodwill	392.5	388.8
Other intangibles, net	325.6	323.4
Other assets	342.0	285.9
Total assets	$2,600.2	$2,529.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	416.6	456.2
Notes payable and current maturities of long-term debt	45.2	39.3
Income taxes	70.2	54.1
Total current liabilities	532.0	549.6

Long-term debt, less current maturities	669.0	625.6
Deferred income taxes	151.8	151.9
Other liabilities	297.5	304.8
Total liabilities	1,650.3	1,631.9

Stockholders’ equity:
Common stock	6.6	6.5
Additional paid-in-capital	375.7	327.5
Retained earnings	719.9	639.9
Accumulated other comprehensive income	32.5	7.1
Treasury stock at cost	(182.2)	(80.2)
Unearned compensation	(2.6)	(3.1)
Common stock held in grantor trust	(15.0)	(14.1)
Grantor trust liability	15.0	14.1
Total stockholders’ equity	949.9	897.7
Total liabilities and stockholders’ equity	$2,600.2	$2,529.6

BECKMAN COULTER, INC

SECOND QUARTER REPORT

KEY PRODUCT SALES

(Amounts in millions)

Unaudited

	Three Months Ended June 30, 2004			Six Months Ended June 30, 2004
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %

Routine Chemistry	$176.3	9.7	7.4	$332.5	12.5	9.6
Immunodiagnostics	124.3	18.8	15.4	232.8	16.9	13.0
Subtotal Chemistry	300.6	13.3	10.6	565.3	14.3	11.0

Hematology	126.1	2.9	(0.2)	251.1	10.5	6.8
Total Clinical Diagnostics	426.7	10.0	7.2	816.4	13.1	9.7

Robotic Auto/Genetic Analysis	38.8	(1.0)	(5.1)	70.1	0.0	(4.9)
Centrifuge/Analytical Systems	72.4	3.9	(0.1)	134.6	7.5	2.7
Specialty Testing	59.4	8.0	2.9	113.0	11.0	5.2
Total Biomedical Research	170.6	4.1	(0.3)	317.7	6.9	1.8

Total Beckman Coulter	$597.3	8.3	4.9	$1,134.1	11.3	7.4

GEOGRAPHIC SALES

(Amounts in millions)

Unaudited

	Three Months Ended June 30, 2004			Six Months Ended June 30, 2004
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %

Americas	$358.7	6.4	6.1	$702.8	10.1	9.5
Europe	165.1	13.8	4.8	300.9	14.0	3.5
Asia	73.5	5.8	(0.4)	130.4	11.8	4.5

Total Beckman Coulter	$597.3	8.3	4.9	$1,134.1	11.3	7.4

Non-GAAP Disclosures

Certain disclosures prepared in accordance with Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that inclusion of these disclosures provides investors a more meaningful presentation of the Company’s results.

These non-GAAP disclosures exclude the following:

Currency Impacts on Reported Revenues – We define constant currency sales as current period sales in local currency translated to U.S. dollars at the prior period’s foreign currency exchange rate. This measure provides information on sales growth as if foreign currency exchange rates have not changed between the prior year period and the current period.

Business Asset Sale of Laboratory Automation Operations (“LAO”) Impact on Reported Revenues – The assets of LAO were sold in the second quarter of 2003. LAO revenues were $3.0 million and $5.9 million for the three and six months ended June 30, 2003. Excluding these revenues from 2003, the revenue growth rates for 2004 would have been as follows:

	Three Months Ended June 30, 2004		Six Months Ended June 30, 2004
	Reported Growth %	Constant Currency Growth %	Reported Growth %	Constant Currency Growth %
Centrifuge/Analytical Systems	8.5	4.3	12.8	7.8
Americas	7.3	7.1	11.1	10.5
Total Biomedical Research	6.0	1.6	9.1	3.8
Total Beckman Coulter	8.8	5.5	11.9	8.0

Restructure Charge – In the first quarter of 2003, a pretax restructure charge of $18.5 million ($11.8 million after taxes) or diluted EPS charge of $0.19 for the six months ended June 30, 2003 was recorded in association with the formation of the Biomedical Research Division, a refocus of international operations and a workforce reduction of approximately 300 positions.  In the second quarter of 2004, $0.4 million ($0.3 million after taxes) of the accrual related to this charge was reversed as it was determined that this amount was not going to be utilized.

Coulter escrow settlement – In the first quarter of 2003, a non-taxable credit of $28.9 million and related pretax expenses of $2.0 million ($1.2 million after taxes), was recorded resulting in a net credit of $27.7 million after taxes or a diluted EPS credit of $0.43 for the six months ended June 30, 2003. This amount resulted from the settlement of an escrow account created as part of the 1997 acquisition of Coulter Corporation.

Net Income and Diluted EPS for the six months ended June 30, 2003, were impacted by the above items as follows:

	Net Income	Diluted EPS
GAAP	$96.8	$1.52
Coulter escrow settlement	(27.7)
Restructure charge	11.8
Non-GAAP	$80.9	$1.27